Exhibit 99.2

Transcript: OCC –Q3 2021 Earnings Conference Call - 9/13/21 10:00 AM

C O R P O R A T E  P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Britney, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter 2021 earnings conference call. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). It is now my pleasure to turn today's program over to Aaron Palash, Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Thank you. Good morning and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2021 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I will turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2021 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

During the third quarter, we delivered solid results by executing our targeted growth strategies and maintaining a deep focus on operating as efficiently as possible. We are optimistic and continue to see positive indicators of future strengthening in many of our markets, with increasing sales and production volumes during our fiscal second and third quarters compared to last year.

Net sales increased 14.6% during the third quarter, and gross profits increased 17.8%─ in both cases compared to the same period last year. Our net sales continue to benefit from the lifting of some restrictions and reopening of certain markets that had been negatively impacted by the COVID-19 pandemic, with stronger gains in our U.S. markets than in other markets. We are also seeing significant increases in our sales order backlog/forward load as we enter the fourth quarter. At the same time, the OCC team is working to proactively manage certain challenges, including obtaining desired volumes of some raw materials, expanding certain areas of our workforce, and limiting certain cost increases.

OCC's third quarter results reflect the hard work of our team and the steps we continue to take to protect the business, build on our strong place in the market, and position the Company to succeed as the effects of the pandemic subside. Additionally, we have successfully taken steps to control costs and improve efficiencies, efforts which are ongoing. Year-to-date, through the third quarter of fiscal year 2021, we have decreased SG&A expenses $1.5 million or 10.1% compared to the same period last year.

Transcript: OCC –Q3 2021 Earnings Conference Call - 9/13/21 10:00 AM

With OCC's differentiated core strengths and capabilities, as well as our enviable market positions, we remain confident that we will capture opportunities ahead and deliver value to our shareholders as market conditions continue to improve. We believe that OCC is well positioned in our markets as we provide our customers with mission-critical cabling and connectivity products and solutions, and as we execute on our strategies to deliver enhanced value for shareholders.

And with that, I'll turn the call over to Tracy Smith, who will review in additional detail our third quarter of fiscal year 2021 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2021 increased 14.6% to $15.6 million compared to net sales of $13.6 million for the third quarter of fiscal 2020. Net sales increased in both our enterprise and specialty markets, including the wireless carrier market, in the third quarter of fiscal year 2021 compared to the same period last year.

We believe net sales during the third quarter of fiscal year 2021 were positively impacted, compared to the same period last year, by the continued lifting of some restrictions and reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. Net sales to customers in the United States increased 16.6% and net sales to customers outside of the United States increased 6.3% in the third quarter of fiscal year 2021 compared to the same period last year. Consolidated net sales for the first nine months of fiscal 2021 were $43.3 million, an increase of 4.5% compared to net sales of $41.4 million for the same period last year.

Turning to gross profit. Gross profit was $4.1 million in the third quarter of fiscal 2021, an increase of 17.8%, compared to $3.5 million in the third quarter of fiscal 2020. Gross profit margin, or gross profit as a percentage of net sales, increased to 26.2% in the third quarter of fiscal 2021 compared to 25.5% in the third quarter of fiscal 2020.

Gross profit was $11.2 million in the first nine months of fiscal 2021, an increase of 13.6% compared to $9.9 million in the first nine months of fiscal 2020. Gross profit margin increased to 25.9% in the first nine months of fiscal 2021 compared to 23.9% in the first nine months of fiscal 2020. Our gross profit margins tend to be higher when the Company achieves higher net sales levels as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins for the three and nine month periods of fiscal year 2021.

Additionally, actions that we took in fiscal years 2020 and 2019 contributed to the increase in our gross profit margin in the first nine months of fiscal year 2021, resulting in an improved gross profit margin when compared to the first nine months of fiscal year 2020. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis, and may vary based on changes in product mix from quarter to quarter.

SG&A expenses decreased slightly to $4.5 million during the third quarter of fiscal 2021, even as sales increased, compared to $4.6 million for the same period last year. SG&A expenses as a percentage of net sales were 29% in the third quarter of fiscal 2021 compared to 33.4% in the third quarter of fiscal 2020. SG&A expenses decreased 10.1% to $13.4 million during the first nine months of fiscal 2021 compared to $14.9 million for the same period last year. SG&A expenses as a percentage of net sales were 31% in the first nine months of fiscal 2021 compared to 36.1% in the first nine months of fiscal 2020.

The reduction in SG&A expenses during the third quarter and first nine months of fiscal 2021 compared to the same periods last year was primarily the result of net decreases in employee and contracted sales personnel related costs, bad debt expense, legal and professional fees, and certain other costs impacted by the COVID-19 pandemic. The reduction in employee and contracted sales personnel related costs and other costs also were positively impacted by OCC's ongoing cost control initiatives.

OCC recorded net income of $5.4 million, or $0.71 per basic and diluted share, for the third quarter of fiscal 2021 compared to a net loss of $1.4 million, or $0.20 per basic and diluted share, for the third quarter of fiscal 2020. OCC recorded net income of $6.6 million, or $0.88 per basic and diluted share, for the first nine months of fiscal 2021 compared to a net loss of $5.7 million, or $0.78 per basic and diluted share, for the first nine months of fiscal 2020.

On July 1, 2021, the Small Business Administration forgave the entire balance of our Paycheck Protection Program loan, including accrued interest, that we received on April 15th, 2020. As a result, we recognized a gain on the extinguishment of debt of approximately $5 million in the third quarter and first nine months of fiscal year 2021.

Transcript: OCC –Q3 2021 Earnings Conference Call - 9/13/21 10:00 AM

Also during the first nine months of fiscal year 2021, we recognized a refundable payroll tax credit totaling $4.3 million, $965,000 of which was recognized during the third quarter of fiscal 2021. The refundable payroll tax credit is part of the Employee Retention Tax Credit, or ERTC, created by the CARES Act and then subsequently amended by the Consolidated Appropriation Act of 2021 and the American Rescue Plan Act of 2021 for qualified businesses that are keeping employees on their payroll during the COVID-19 pandemic. We do not expect to receive any additional credits for the remainder of the calendar year.

As of July 31, 2021, we had $3.6 million in recognized ERTC still to be refunded.

As of July 31, 2021, we had outstanding borrowings of $5.6 million on our revolver and $2.2 million in available credit. We also had outstanding loan balances of $4.9 million under our real estate term loans.

And with that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if any institutional investors or analysts have questions, we are happy to answer them. Britney, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we only taking live questions from analysts and institutional investors.

Q U E S T I O N S  A N D  A N S W E R S

Operator

Certainly. (Operator Instructions). It appears we have no questions at this time, I will turn the call back over to Neil Wilkin and Tracy Smith for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Britney. Aaron, are there any questions that were submitted by individual investors in advance of the call today?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, I did not have any questions submitted in advance of the call.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you.

I would like to thank everyone for attending our third quarter conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. In closing, this past Saturday marked the 20th anniversary of the 9/11 attacks on our country. We remember and thank all of those brave men and women who defend our freedom and liberty, and the first responders who serve our nation and our communities.

Thank you all.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.